Exhibit 99.1

GOLDEN STAR ANNOUNCES AGREEMENT TO AMEND AND REDEEM

OUTSTANDING SENIOR CONVERTIBLE NOTES AND PRELIMINARY EARNINGS

RESULTS FOR THIRD QUARTER 2007

Denver—(Market Wire)—October 23, 2007—Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) (“Golden Star”) today announced that it has entered into amendment agreements with the holders of its outstanding US$50 million aggregate principal amount 6.85% senior convertible notes due April 15, 2009. The agreements provide for the amendment of the notes to require the early redemption for cash of all of the notes by Golden Star for an aggregate of US$61.76 million together with all accrued and unpaid interest thereon. Golden Star’s redemption obligation would be conditional on the completion by Golden Star of an issuance and sale of securities for proceeds sufficient to redeem all of the notes. The amendments to the notes will become effective upon the announcement of definitive terms of Golden Star’s proposed offering of up to US$125 million in Convertible Senior Unsecured Debentures.

Although we are yet to finalize and release our financial statements for the third quarter of 2007 (which are being prepared in accordance with Canadian GAAP), we expect our net loss for the quarter to be approximately $13.4 million or about $0.06 per share, compared to a net loss of $2.3 million, or $0.01 per share, for the second quarter of 2007. While the operating margins for our Wassa mine and oxide processing plant at Bogoso/Prestea were broadly in line with the first two quarters of 2007, the Bogoso sulfide processing plant in its first quarter of commercial production had a negative impact on our operating results primarily because the overall throughput rate and recovery for the quarter was less than anticipated. Operating and interest costs, which were capitalized in previous quarters, were expensed beginning July 1, 2007. In addition, depreciation, deduction and amortization expense on the Bogoso Sulfide Processing Plant began on July 1, 2007. This resulted in lower gold production and higher cash operating costs per ounce. In addition, we decided to discontinue exploration of the Pampana property in Sierra Leone and return it to the joint venture partner, resulting in the impairment of the $1.9 million expended on the property.

Company Profile

Golden Star is an un-hedged gold producer and holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 233 million shares outstanding.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the anticipated loss for the third quarter of 2007 and the estimated impairment related to the Pampana property. These statements are based on preliminary estimates of the results for the third quarter of 2007 and may change as Golden Star completes work on the financial statements for this period. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of risk factors in our Form 10-K for the year ended December 31, 2006, as amended.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.              +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager